Exhibit 99.1

NEWS RELEASE

American Oil & Gas Updates Fetter Field Activity

Hageman 11-22 Well Reaches Total Depth

Logs Indicate Potential Oil Discovery in Shallow Formations

DENVER, June 18, 2008 – American Oil & Gas, Inc. (AMEX: AEZ) reports that the Hageman 11-22 well has reached its targeted total depth and been cased to 12,945’, approximately 80 feet below the Dakota formation, the deepest formation of interest in the Fetter field. Completion operations are scheduled to commence in approximately three weeks and will target the Niobrara, Frontier, Mowry and Dakota formations. Mud log and electronic log analysis also indicate potential oil pay in the shallower, normally pressured Teapot and Parkman formations at depths of approximately 7,710’ and 8,200’, respectively. The Teapot and Parkman potential will be tested in a new well, the Hageman 11-22UK, expected to commence next month. This well will be drilled in the same section as the Hageman 11-22 well.

Pat O’Brien, CEO of American commented, “We are pleased to report the first well of our 2008 Fetter field program has been drilled and cased. Our completion program is designed to significantly reduce the costs and time incurred on previous wells while maximizing the reserve and production potential. We have elected to allow our drilling rig to drill a well for another operator in the area for a one well program while we obtain preliminary completion and production data from the Hageman 11-22 well. We plan to drill the shallower Hageman 11-22UK well during this time, with a separate less expensive rig, to test the Teapot and Parkman formations which are productive in a number of fields in the Powder River Basin.”

Also in the Fetter field, the Company’s vertically drilled Wallis 6-23 well has commenced extended production testing of the Frontier formation into the recently completed sales line. Once extended testing is complete, the intent is for all zones of interest in the well to be commingled and placed on production. At the Hageman 16-34H well, which was drilled and completed horizontally in the Frontier formation, pressure build up analysis has been completed and the well is in the process of being placed on production. To date, the well continues to demonstrate abnormally low pressures and flow rates that may be the result of reservoir damage incurred during the completion process.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: http://www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 - Denver, CO 80265	303.449.1184